EXHIBIT 4.1

FIRST AMENDMENT TO
SECTION 382 RIGHTS AGREEMENT
by and between
CENTRUS ENERGY CORP.
and
COMPUTERSHARE TRUST COMPANY, N.A.
and
COMPUTERSHARE INC.
THIS FIRST AMENDMENT TO THE SECTION 382 RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of [•], 2017 by and between Centrus Energy Corp., a Delaware corporation (the “Company”), Computershare Trust Company, N.A. and Computershare Inc. (together, the “Rights Agent”).
THE PARTIES ENTER THIS FIRST AMENDMENT on the basis of the following facts, understandings and intentions:
A.The Company and Rights Agent entered into that certain Section 382 Rights Agreement dated as of April 6, 2016 (the “Rights Agreement”) (defined terms used herein but not otherwise defined shall have the meanings assigned to them in the Rights Agreement);
B.The Company and Rights Agent desire to amend the Rights Agreement in certain respects; and
C.Section 26 of the Rights Agreement provides that, at any time prior to the Distribution Date, the Company and Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
1.Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Common Shares” and replacing it with the following:
““Common Shares”, when used with reference to the Company prior to a Business Combination, shall mean the shares of Common Stock or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed and any other interest that would be treated as “stock” of the Company (but excluding the series B senior preferred stock, par value $1.00 of the Company) for purposes of Section 382 (including Treasury Regulation Section 1.382-2T(f)(18)) in this Section 1 and all other provisions of this Rights Agreement in which such meaning is necessary in order to ensure that this Rights Agreement is effective in carrying out its stated purpose and intent of preserving the Company’s NOLs and other Tax Benefits. “Common Shares”, when used with reference to any Person (other than the Company prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed, and if there shall be more than one class or series of such shares of capital stock or units of equity interests of such Person, then “Common Shares” of such Person shall mean the class or series of capital stock of such Person or units of equity interests in such Person having voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)), or in the case of multiple classes or series having voting power, having the greatest voting power.”
2.Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect and unmodified.
3.Execution. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile counterparts of the signature pages, and facsimile counterparts shall serve as originals.
4.Certification of Compliance. The undersigned hereby certifies that he is the duly elected and qualified [President and Chief Executive Officer] of the Company and that this First Amendment to the Rights Agreement is in compliance with the terms of Section 26 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company dated as of [•], 2017, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 26 of the Rights Agreement.

CENTRUS ENERGY CORP., a Delaware corporation By:___________________________ [President and Chief Executive Officer]
COMPUTERSHARE TRUST COMPANY, N.A. By:___________________________ Name: Title: Vice President]
COMPUTERSHARE INC. By:___________________________ Name: Title: [Vice President]

[SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHTS AGREEMENT]